Exhibit 10.44
[Form Agreement for CEO, CFO, EVPs and SVPs]
FISCAL YEAR 2007
2005 MANAGEMENT INCENTIVE PLAN
BONUS AGREEMENT
     This SYSCO CORPORATION FISCAL YEAR 2007 MANAGEMENT INCENTIVE PLAN BONUS AGREEMENT (this “Agreement”) was adopted by the Plan Committee pursuant to the Sysco Corporation 2005 Management Incentive Plan (the “Plan”) (a copy of which is attached as Exhibit 1) and agreed to by the Company and                      (“Executive”) effective                     , 2006. This Agreement is effective for the fiscal year ending June 30, 2007 (the “Plan Year”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.
     1. Calculation of Bonus. Subject to the further adjustments, limitations and additions provided for in the Plan and this Agreement, Executive’s bonus under the Plan for the Plan Year shall be based on a combination of the performance of (a) the Company as a whole (a “Company Performance Bonus”); and (b) one or more Operating Companies as designated by the Plan Committee (an “OpCo Performance Bonus”). Notwithstanding the foregoing, Executive will be entitled to a bonus under this Agreement only if the Company achieves an Increase in Earnings Per Share of at least ___% and a Return on Stockholder’s Equity of at least ___%.
          (a) Calculation of Company Performance Bonus. Subject to the further adjustments and additions provided for in the Plan and this Agreement, Executive’s Company Performance Bonus for the 2007 fiscal year shall be equal to the product of: (i) Executive’s MIP Salary; and (B) 70% of the Table B Percentage.
          (b) Calculation of OpCo Performance Bonus. Subject to the further adjustments and additions provided for in the Plan and this Agreement Executive’s OpCo Performance Bonus will be calculated by determining the number of Operating Companies of the Company that have attained a Return on Capital of at least ___% (the “ROC Target”). If at least 20 Operating Companies have attained or exceeded the ROC Target, and all Operating Companies which have attained or exceeded the ROC Target employ at least 50% or more of the aggregate of the Total Capital of all Operating Companies, then Executive will be entitled to receive an OpCo Performance Bonus equal to the product of: (i) the sum of (A) 9% for the first 20 Operating Companies which attain or exceed the ROC Target; and (B) 1 1/2% of for each additional Operating Company which attains or exceeds the ROC Target; and (ii) Executive’s MIP Salary. By way of example, if 23 Operating Companies (which, in the aggregate, employ 51% of the Total Capital of all Operating Companies) attain or exceed the ROC Target, Executive will receive an OpCo Performance Bonus equal to the product of (i) Executive’s MIP Salary and (ii) 13.5% (the sum of 9% for the first 20 Operating Companies attaining or exceeding the ROC Target, and 4.5% for the performance of the additional three Operating Companies in excess of 20 attaining or exceeding the ROC Target).
          (c) General Rules Regarding Bonus Calculation.
               (i) Consistent Accounting. In determining whether or not Executive is entitled to a bonus under this Agreement, the Company’s accounting practice and generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved by the Plan Compensation Committee and binding on Executive. Notwithstanding the foregoing, if there is any material change in GAAP during a Plan Year that results in a material change in accounting for the revenues or expenses of the Company the calculations of the Table B Percentage for the Plan Year (the “GAAP Change Year”) shall be made as if such change in GAAP had not occurred during the GAAP Change Year. In determining the Table B Percentage for Executive in the year following the GAAP Change Year, the calculation shall be made after taking into account such change in GAAP.
               (ii) No Limit on Bonus. Except as otherwise provided in this Section 1(c)(ii), there is no limit to the bonus that can be earned under the Plan or this Agreement. Although Tables A and B have only been calculated to 370% and 172%, respectively, the “grids” shall be deemed to continue to increase in the same ratios as set forth. However, notwithstanding the foregoing and any other provision in this Agreement to the contrary, Executive’s bonus amount for the Plan Year including, if applicable, the value of any Additional Shares and Additional Cash Bonus) cannot exceed 1% of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Plan Year.
               (iii) Tax Law Changes. If the Internal Revenue Code is amended during the fiscal year and, as a result of such amendment(s), the effective tax rate applicable to the earnings of the Company (as described in the “Summary of Accounting Policies” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K) changes during the year, the calculation of the net after-tax earnings per share of the Company for the Plan Year shall be made as if such rate change had not occurred during the Plan Year.
     2. Extraordinary Events. If, during the Plan Year, the Company experiences an Extraordinary Event or Events that results in the Company recognizing a net-after tax gain with respect to such Extraordinary Event or Events (an “Extraordinary Gain”), the Plan Committee may reduce the Company Performance Bonus payable to Executive under this Agreement in its sole and absolute discretion; provided however, that the Plan Committee may not reduce the Company Performance Bonus payable to Executive to an amount less than the Company Performance Bonus Executive would have earned if the Company did not include the Extraordinary Gain in the calculation of the Company Performance Bonus for the Plan Year.
     3. Payment. Within 90 days following the end of each fiscal year, the Company shall determine and the Plan Committee shall approve the amount of any bonus earned by Executive under this Agreement. Such bonus shall be payable in the manner, at the times and in the amounts provided in the Plan.
     4. Definitions
          (a). For Calculations Regarding Table B (attached hereto as Exhibit 2):
               (i) Return on Stockholders’ Equity — expressed as a percentage and computed by dividing the Company’s net after-tax earnings for the Plan Year by the Company’s average stockholders’ equity at the end of each quarter during the year.
               (ii) Increase in Earnings Per Share — expressed as a percentage increase of the net after-tax earnings per share for the Plan Year over the net after-tax earnings per share for fiscal 2006.
               (iii) Table B Percentage — the percentage determined from Table B, attached hereto as Exhibit 1, which coincides with the Return on Stockholder’s Equity and Increase in Earnings Per Share for the Plan Year for the Company as a whole.
          (b) For OpCo Performance Bonus Calculations
               (i) Total Capital — with respect to an Operating Company, the sum of the following components:
                    (A) Stockholders’ equity — the average of the amounts outstanding for such Operating Company at the end of each quarter for which the computation is being made (quarterly average basis).
                    (B) Long-term debt — the average of the long-term portion of debt of such Operating Company outstanding at the end of each quarter for which the computation is being made (quarterly average basis).
                    (C) Intercompany borrowings — the average of the amount outstanding at the end of each day during the period for which the computation is being made (daily average basis).

                    (D) Average patronage dividend receivable — the average of the amount outstanding at the end of each period for which the computation is being made (monthly average basis).
                    (E) Adjustments — amounts allocated to capital with respect to (i) fixed rate intercompany loans, (ii) capitalized leases, and (iii) below market plant and equipment costs.
               (ii). Return on Capital — the Return on Capital for an Operating Company is expressed as a percentage and is computed by dividing the Operating Company’s pretax earnings (the calculation of which does not include gain on the sale of fixed assets and intercompany interest income and is subject to adjustment to include taxes that would have been included but for the timing of any tax deferrals so that results are consistent with fiscal 2006) by the Operating Company’s Total Capital.
          (c) Extraordinary Event. The sale or exchange of an operating division or subsidiary of the Company.
          (d) Method of Calculating Quarterly Averages — In determining the average amount outstanding of stockholders’ equity, long-term debt and adjustments above, and the quarterly average stockholders’ equity, such averages shall be determined by dividing five (5) into the sum of the amounts outstanding of the relevant category at the end of each of the four quarters of the fiscal year plus the amount outstanding of the relevant category at the beginning of the fiscal year.
          (e) MIP Percentage — the percentage of Executive’s base salary (as of the end of the Plan Year) that shall be used to calculate such Executive’s bonus for the Plan Year. For purposes of this Agreement, Executive’s MIP Percentage for the Plan Year shall be 100%.
          (f) MIP Salary — Executive’s base salary (as of the end of the Plan Year) multiplied by Executive’s MIP Percentage.
          (g) Operating Company — an operating division or a subsidiary of the Company.
     5. Term of Agreement. This Agreement shall be effective only for the Plan Year (i.e., the fiscal year ending June 30, 2007).
     6. No Employment Arrangement Implied. Nothing in this Agreement or the Plan shall imply any right of Employment for Executive, and except as set forth in Section 9 of the Plan with respect to a Change of Control or as otherwise determined by the Committee, in its discretion, if Executive is terminated, voluntarily or involuntarily, with or without cause, prior to the end of the Plan Year, Executive shall not be entitled to any bonus for the Plan Year regardless of whether or not such bonus had been or would have been earned in whole or in part, but any unpaid bonus earned with respect to a prior fiscal year shall not be affected.
     7. Plan Provisions shall Govern. This Agreement is subject to and governed by the Plan and in the case of any conflict between the terms of this Agreement and the contents of the Plan, the terms of the Plan will control.
     8. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflict of laws.
     9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     10. Severability. Provided the other provisions of this Agreement do not frustrate the purpose and intent of the law, in the event that any portion of this Agreement shall be determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement, and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.
     11 Amendment and Termination. The Company may amend this Agreement at any time up to and until the day that is ninety (90) days after the beginning of the Plan Year without the approval of

Executive. No amendments may be made to this Agreement after the date that is ninety (90) days after the beginning of the Plan Year. Notwithstanding anything to the contrary contained in this Agreement, the Company may terminate this Agreement at any time during the Plan Year and Executive shall not be entitled to any bonus under this Agreement for the Plan Year regardless of when during the Plan Year this Agreement is terminated.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first written above.

SYSCO CORPORATION		EXECUTIVE

By:

Title:

EXHIBIT 1
“PLAN”

EXHIBIT 2
TABLE B
OVERALL COMPANY PERFORMANCE

Return
on	PERCENTAGE INCREASE IN EARNINGS PER SHARE:
Equity:	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%	__%
___%	20	24	28	45	50	55	60	65	70	75	80	85	90	100	110	120	130	140	150	160	170	180	190	200
___%	27	31	35	55	60	65	70	75	80	85	90	95	100	110	120	130	140	150	160	170	180	190	200	210
___%	34	38	42	65	70	75	80	85	90	95	100	105	110	120	130	140	150	160	170	180	190	200	210	220
___%	41	45	49	75	80	85	90	95	100	105	110	115	120	130	140	150	160	170	180	190	200	210	220	230
___%	48	52	56	85	90	95	100	105	110	115	120	125	130	140	150	160	170	180	190	200	210	220	230	240
___%	55	59	63	95	100	105	110	115	120	125	130	135	140	150	160	170	180	190	200	210	220	230	240	250
___%	62	66	70	105	110	115	120	125	130	135	140	145	150	160	170	180	190	200	210	220	230	240	250	260
___%	69	73	77	115	120	125	130	135	140	145	150	155	160	170	180	190	200	210	220	230	240	250	260	270
___%	76	80	84	125	130	135	140	145	150	155	160	165	170	180	190	200	210	220	230	240	250	260	270	280
___%	83	87	91	135	140	145	150	155	160	165	170	175	180	190	200	210	220	230	240	250	260	270	280	290
___%	90	94	98	145	150	155	160	165	170	175	180	185	190	200	210	220	230	240	250	260	270	280	290	300
___%	97	101	105	155	160	165	170	175	180	185	190	195	200	210	220	230	240	250	260	270	280	290	300	310
___%	104	108	112	165	170	175	180	185	190	195	200	205	210	220	230	240	250	260	270	280	290	300	310	320
___%	111	115	119	175	180	185	190	195	200	205	210	215	220	230	240	250	260	270	280	290	300	310	320	330
___%	118	122	126	185	190	195	200	205	210	215	220	225	230	240	250	260	270	280	290	300	310	320	330	340
___%	125	129	133	195	200	205	210	215	220	225	230	235	240	250	260	270	280	290	300	310	320	330	340	350
___%	132	136	140	205	210	215	220	225	230	235	240	245	250	260	270	280	290	300	310	320	330	340	350	360
___%	139	143	147	215	220	225	230	235	240	245	250	255	260	270	280	290	300	310	320	330	340	350	360	370